Exhibit 2.4

SECOND AmenDMENT TO BUSINESS COMBINATION AGREEMENT

THIS AMENDING AGREEMENT (this “Agreement”) is made and entered into as of September 26, 2024 by and among:

A. XTI Aerospace, Inc., a Nevada corporation (the “Parent”);

B. Grafiti Holding Inc., a British Columbia company (“Spinco”);

C. 1444842 B.C. Ltd., a British Columbia company (“Amalco Sub”); and

D. Damon Motors Inc., a British Columbia company (the “Company”).

The Parent, Spinco, Amalco Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

WHEREAS:

A.	The Parties entered into a Business Combination Agreement (as amended, the “Combination Agreement”) with an effective date of October 23, 2023.

B.	The Business Combination Agreement was amended by an Amendment to Business Combination Agreement dated as of June 18, 2024.

C.	The Parties wish to further amend the Combination Agreement as set out herein.

NOW THEREFORE this Agreement witnesses that in consideration of the mutual covenants hereafter contained, the parties hereto covenant and agree with each other that said Combination Agreement is hereby amended effective the day first written above, as follows:

1.	Defined Terms. All capitalized terms used in this Agreement, but not defined herein, shall have the meanings ascribed thereto in the Combination Agreement.

2.	Section References. All references in this Agreement to a Section or Article refer to such Section or Article of the Combination Agreement.

3.	Confirmation of other Provisions. Except as specifically amended, altered, deleted, supplemented or otherwise revised pursuant to the provisions of this Agreement, all of the terms and conditions set out in the Combination Agreement will remain unaltered and in full force and effect as of and after the date of this Agreement.

4.	Amended Plan of Arrangement. Exhibit A of the Combination Agreement (the Plan of Arrangement) is hereby superseded and replaced by the form of Plan of Arrangement attached to this Agreement as Exhibit 1 (the “Amended Plan of Arrangement”). Accordingly, all references to the Plan of Arrangement in the Combination Agreement shall be deemed to refer to the Amended Plan of Arrangement. As provided in Section 2.1 of the Amended Plan of Arrangement, if there is any inconsistency or conflict between the provisions of the Amended Plan of Arrangement and the provisions of the Combination Agreement, the provisions of the Amended Plan of Arrangement will govern.

5.	Financing Condition to Obligations of Spinco. The Combination Agreement is hereby amended to add new Section 8.3(f), titled “Financing Condition,” as follows:

“Spinco and/or the Company, collectively, shall have received legally binding commitments for financing in the amount of no less than $13,000,000 in aggregate gross proceeds, subject to such terms and conditions as the parties to such financing may agree.”

6.	Lock-Up Release for Spinco Insiders and the Parent. Section 6.20 of the Combination Agreement, titled “Spinco Lock-Up Restrictions,” is hereby amended to add the following sentence as the last sentence thereof:

“Notwithstanding the foregoing, in the event any securities holders party to the Company Lock-Up Agreements or the Company Insider Lock-Up Agreements are released early from the lock-up restrictions thereunder as to a portion or all of the shares covered thereby, the lock-up restrictions applicable to the Parent and Spinco Shareholders who are current or former officers, directors, employees or consultants of Spinco (collectively, the “Spinco Insiders”) shall be released at the same time, to the same extent, and in the same proportion as the release applicable to the released shareholders under the Company Lock-Up Agreements or Company Insider Lock-Up Agreements, as the case may be, and this provision shall be added to the form of lock-up agreements applicable to the Parent and the Spinco Insiders accordingly.”

7.	Registration Rights of Spinco Insiders. The following Section 6.22, titled “Registration Rights of Spinco Insiders” shall be added to the Combination Agreement:

“Spinco shall file a registration statement with the SEC under the Securities Act registering the resale of all shares of Spinco Common Stock held by the Spinco Insiders no later than 30 days following the Closing Date, and shall use commercially reasonable efforts to cause such registration statement to become effective as soon as commercially practicable thereafter. If such registration statement is declared effective prior to the Closing Date, Spinco shall use commercially reasonable efforts thereafter to file any post-effective amendment or supplement thereto as Spinco shall determine, upon the advice of counsel, is reasonably necessary for such registration statement to continue to comply with the applicable requirements of the Securities Act and the rules and regulations thereunder.”

8.	Amendments. Section 10.8 of the Combination Agreement is hereby amended to read in its entirety as follows:

“This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Spinco and the Company; provided, however, any such written instrument providing for an amendment, supplement or modification that materially and adversely affects the rights of Parent under this Agreement or the rights and interests of the applicable record date shareholders of Parent receiving shares of Spinco pursuant to the Spinout shall also require Parent’s signature.”

9.	Company Consent to Certain Spinco Financing Transactions. As required pursuant to Sections 6.3(b) and 6.3(d), the Company hereby consents to the incurrence of Indebtedness by Spinco to House of Lithium Ltd., Braebeacon Holdings Inc., or their respective affiliates, in any amount and on such terms as Spinco shall determine in its sole discretion, including Indebtedness that may be convertible into or exchanged for equity securities of Spinco, on such terms of conversion or exchange as Spinco shall determine in its sole discretion.

10.	Outside Date. In accordance with the definition of Outside Date in the Combination Agreement, the parties have mutually requested to each other that the Outside Date be tolled until October 30, 2024, without amendment or modification of such definition.

11.	Execution in Counterparts. This Agreement may be executed in one or more counterparts by the Parties hereto and may be delivered via facsimile or other functionally equivalent means of electronic communication. Each such executed counterpart shall be deemed to be an original and all such counterparts together shall constitute one agreement.

12.	Enurement. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

13.	Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the Province of British Columbia and the federal Laws applicable therein, without regard to any choice of law or conflict of laws principles thereof that would cause the application of the Law of any jurisdiction other than the Province of British Columbia. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

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IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the day and year first above written.

XTI AEROSPACE, INC.

By:	/s/ Scott Pomeroy
	Name:	Scott Pomeroy
	Title:	CEO

GRAFITI HOLDING INC.

By:	/s/ Nadir Ali
	Name:	Nadir Ali
	Title:	CEO

1444842 B.C. LTD.

By:	/s/ Nadir Ali
	Name:	Nadir Ali
	Title:	CEO

DAMON MOTORS INC.

By:	/s/ Jay Giraud
	Name:	Jay Giraud
	Title:	CEO

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